PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 4, 1999)

                                     [LOGO]
                                  $150,000,000

                             ARVIN INDUSTRIES, INC.

                             7 1/8% NOTES DUE 2009

----------------------------------------------------------------------

This is an offering by Arvin Industries, Inc. of $150,000,000 of its 7 1/8% Notes due 2009. Arvin will pay interest on the Notes twice a year on March 15 and September 15, beginning September 15, 1999.

Arvin may redeem all or part of the Notes at any time at the greater of their principal amount or the discounted present value of the remaining scheduled payments of principal and interest on the Notes to be redeemed, plus accrued and unpaid interest. The Notes are unsecured and unsubordinated debt securities. The Notes are not convertible into or exchangeable for common shares of Arvin. We do not intend to list the Notes on any national securities exchange.

                                                                             PER NOTE                 TOTAL
                                                                       ---------------------  ---------------------
Offering Price.......................................................           99.837%          $   149,755,500
Underwriting Discount................................................             .650%          $       975,000
Proceeds to Arvin (before expenses)..................................           99.187%          $   148,780,500

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Underwriters expect to deliver the Notes on March 12, 1999 through the book-entry facilities of The Depository Trust Company.

--------------------------------------------------------------------------------

LEHMAN BROTHERS

   MORGAN STANLEY DEAN WITTER

       PAINEWEBBER INCORPORATED

           SALOMON SMITH BARNEY

              WARBURG DILLON READ LLC

                  FIRST CHICAGO CAPITAL MARKETS, INC.
                  A BANK ONE COMPANY

March 9, 1999

                        ABOUT THIS PROSPECTUS SUPPLEMENT

    This Prospectus Supplement and the attached Prospectus contain information about Arvin and about the Notes. They also refer to information contained in other documents filed by Arvin with the Securities and Exchange Commission. References to this Prospectus Supplement or the Prospectus also mean the information contained in such other documents. If this Prospectus Supplement is inconsistent with the Prospectus, rely on this Prospectus Supplement.

    You should rely only on the information in this Prospectus Supplement or the Prospectus or in documents that are incorporated by reference into the Prospectus. Arvin and the Underwriters have not authorized anyone to provide any different or additional information. We are not making an offer of the Notes in any jurisdiction where the offer is not permitted. You should not assume that information in these documents is correct or complete after the date of this Prospectus Supplement.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
                                                PROSPECTUS SUPPLEMENT

Arvin......................................................................................................  S-3
Recent Developments........................................................................................  S-3
Use of Proceeds............................................................................................  S-4
Capitalization.............................................................................................  S-4
Summary Financial Information..............................................................................  S-5
Business...................................................................................................  S-7
Description of Notes.......................................................................................  S-10
Forward-Looking Statements May Prove Inaccurate............................................................  S-12
Underwriting...............................................................................................  S-14
Legal Matters..............................................................................................  S-15

                                                      PROSPECTUS

Where You Can Find More Information........................................................................  2
The Company................................................................................................  3
Use of Proceeds............................................................................................  3
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Dividends.........  3
Description of Debt Securities.............................................................................  4
Description of Capital Shares..............................................................................  16
Description of Depositary Shares...........................................................................  21
Description of Warrants....................................................................................  23
Plan of Distribution.......................................................................................  25
Legal Opinions.............................................................................................  26
Experts....................................................................................................  26

                                     ARVIN

    Arvin is a focused international manufacturer and supplier of automotive parts with more than 50 manufacturing facilities and eight technical centers located in 20 countries. Arvin is a worldwide leader in automotive exhaust systems and ride control products for the original equipment and replacement markets. Of our approximately $2.5 billion of consolidated revenues in fiscal 1998, approximately 68% were derived from the original equipment market and approximately 27% from the automotive replacement market, with the remaining 5% from other products.

    In recent years, our strategy has been to strengthen Arvin's automotive parts businesses by achieving a mix of sales to both original equipment manufacturers and replacement market parts suppliers on a global basis. Recently, we have implemented a series of strategic initiatives to increase Arvin's global competitive position within the automotive parts marketplace.

                              RECENT DEVELOPMENTS

ACQUISITION OF PUROLATOR PRODUCTS AUTOMOTIVE FILTER BUSINESS

    Arvin acquired the Purolator Products automotive filter business from Mark IV Industries, Inc. on February 26, 1999. Purolator is a leading independent manufacturer and distributor of automotive oil filters, air filters and fuel filters in North America for both the replacement and original equipment markets. Purolator-Registered Trademark- is one of the most widely known brand names in the automotive industry. The Purolator-Registered Trademark- brand includes more than 2,000 part numbers for automotive, light truck and heavy duty applications. Purolator has annual sales of approximately $350 million. The transaction value of $276 million includes Arvin's assumption of approximately $6 million in debt. Arvin financed the acquisition using short-term bank debt. See "Use of Proceeds."

    We believe that adding the Purolator-Registered Trademark- brand name to Arvin's own Maremont-Registered Trademark- Exhaust,
Gabriel-Registered Trademark- Ride Control and Strong Arm-Registered Trademark-Gas Springs brand names will create additional synergies among our brand name replacement products. We also expect to expand opportunities for private label programs for those Purolator customers who prefer using their own brand names. We believe that Purolator's market presence in Europe and the rest of the world can be enhanced without significant additional investment. The similarity of Arvin's and Purolator's customers and distribution channels should provide cost reduction opportunities while increasing the number of retail and wholesale customers.

    Purolator is also a leading supplier of filters to vehicle makers and their service parts organizations. Original equipment customers include Ford, DaimlerChrysler, Toyota, Subaru, Mazda, Navistar and Nissan. The acquisition of Purolator is expected to be accretive to Arvin's earnings in 1999 and to add to earnings per share in 2000. See "Forward-Looking Statements May Prove Inaccurate."

INVESTMENT IN ZEUNA STARKER, GERMAN EXHAUST MANUFACTURER

    In December 1998, Arvin entered into a cooperative agreement with Zeuna Starker GmbH & Co. KG under which Arvin purchased a 49% interest in Zeuna Starker. Zeuna Starker, headquartered in Augsburg, Germany, is a premier supplier of automotive exhaust systems. With annual revenues of approximately 725 million Deutsche Marks, or approximately $425 million, Zeuna Starker is one of the largest independent exhaust producers in Germany. Major customers include DaimlerChrysler, BMW, Volkswagen, Fiat, Lancia, Alfa Romeo, Ferrari, Volvo, Rolls-Royce and Bentley. Zeuna Starker offers a full product range of exhaust products, including catalytic converters, pipes, mufflers and complete systems to original equipment automotive manufacturers. It has manufacturing facilities in Germany, South Africa, Italy, Hungary and the United States.

ARVIN-KAYABA RIDE CONTROL JOINT VENTURE

    In November 1998, Arvin formed a joint venture with Kayaba Industry Co., Ltd. of Tokyo, Japan to provide ride control products to North American passenger car and light truck manufacturers. The joint venture, Arvin-Kayaba, LLC, includes Kayaba's operation in Franklin, Indiana and the Arvin Ride Control operation in Pulaski, Tennessee. Arvin owns 50.1% of the joint venture.

                                USE OF PROCEEDS

    The net proceeds to be received by Arvin from the sale of the Notes, after payment of expenses related to the offering and underwriting discounts and commissions, are estimated to be approximately $148.7 million. We intend to use the net proceeds to repay a portion of the $275 million of short-term bank debt that Arvin incurred in connection with our recent acquisition of the Purolator Products automotive filter business. See "Recent Developments." That bank debt matures in February 2000 and bears interest at a variable rate, which was 5.56% per annum at February 26, 1999. Arvin intends to replace the remaining bank debt with permanent financing during 1999.

                                 CAPITALIZATION

    The following table sets forth the actual capitalization of Arvin at January 3, 1999, and as adjusted to reflect both (1) the short-term bank debt incurred and the $6.3 million of short-term debt assumed in connection with Arvin's February 1999 acquisition of the Purolator Products automotive filter business and (2) the application of the estimated net proceeds from the sale of the Notes. See "Recent Developments" and "Use of Proceeds." The table should be read in conjunction with Arvin's consolidated financial statements and notes thereto included in the documents that are incorporated by reference in the Prospectus. See "Where You Can Find More Information" in the attached Prospectus.

                                                                                             AT JANUARY 3, 1999
                                                                                           ----------------------
                                                                                            ACTUAL    AS ADJUSTED
                                                                                           ---------  -----------
                                                                                           (DOLLARS IN MILLIONS)
Short-term debt..........................................................................  $    10.1   $   142.7
Long-term debt:
  10% medium-term notes due 2000.........................................................       36.0        36.0
  6 7/8% notes due 2001..................................................................       75.0        75.0
  7.94% notes due 2005...................................................................       50.0        50.0
  6 3/4% notes due 2008..................................................................      100.0       100.0
  10 3/8% Euro-Sterling Notes due 2018...................................................       32.5        32.5
  Other..................................................................................       24.3        24.3
  Notes..................................................................................         --       150.0
Current maturities of long-term debt.....................................................      (10.1)      (10.1)
                                                                                           ---------  -----------
Total long-term debt.....................................................................      307.7       457.7
                                                                                           ---------  -----------
Minority interest........................................................................       57.1        57.1
Company-obligated mandatorily redeemable preferred capital securities of subsidiary trust
  holding solely subordinated debentures of the Company..................................       89.1        89.1
Shareholders' equity.....................................................................      563.7       563.7
                                                                                           ---------  -----------
Total capitalization.....................................................................  $ 1,027.7   $ 1,310.3
                                                                                           ---------  -----------
                                                                                           ---------  -----------

                         SUMMARY FINANCIAL INFORMATION

    The following summary financial information should be read in conjunction with Arvin's consolidated financial statements and the notes thereto included in Arvin's Annual Report on Form 10-K for the fiscal year ended January 3, 1999. See "Where You Can Find More Information" in the attached Prospectus. The summary operating results, financial position and cash flow information for and as of the end of each of the fiscal years in the five-year period ended January 3, 1999, has been derived from the audited consolidated financial statements of Arvin. Amounts for the fiscal year ended January 1, 1995 have been restated for discontinued operations.

                                                                     AT OR FOR THE FISCAL YEAR ENDED
                                                          -----------------------------------------------------
                                                           JAN. 3,   DEC. 28,   DEC. 29,   DEC. 31,    JAN. 1,
                                                            1999       1997       1996       1995       1995
                                                          ---------  ---------  ---------  ---------  ---------
                                                                          (DOLLARS IN MILLIONS)
OPERATING RESULTS(1)
Net sales...............................................  $ 2,498.7  $ 2,349.0  $ 2,217.7  $ 1,966.4  $ 1,849.5
Cost of goods sold......................................    2,128.5    2,014.9    1,940.2    1,707.7    1,573.7
Selling, operating general and administrative...........      191.5      165.6      151.1      152.3      149.9
Operating income(2).....................................      170.7      171.3      135.9      101.4      107.8
Gross interest expense..................................       35.8       39.5       38.8       42.5       42.8
Net income from continuing operations...................       78.4       65.0       47.1       17.9       24.6

FINANCIAL POSITION
Cash and equivalents....................................  $   107.0  $   108.9  $    39.4  $    15.2  $    11.1
Current assets..........................................      681.0      669.4      538.9      483.5      452.3
Property, plant and equipment, net......................      585.8      501.4      463.9      449.4      418.1
Total assets............................................    1,646.5    1,447.1    1,307.8    1,218.6    1,231.5
Current liabilities.....................................      516.9      521.2      452.8      365.0      321.3
Total debt..............................................      317.8      277.9      346.6      402.3      441.4
Capital securities......................................       89.1       98.9         --         --         --
Shareholders' equity....................................      563.7      485.2      437.4      395.1      396.3

OTHER DATA(1)
Depreciation and amortization...........................  $    90.9  $    85.6  $    79.7  $    73.9  $    77.8
Capital expenditures, net...............................      117.9       93.8       73.7       96.9       98.1
EBITDA(3)...............................................      243.3      224.4      185.3      160.7      189.5
Net cash provided by operating activities...............      164.4      194.9      158.9       92.8      116.1

RATIOS
Operating income margin(2)..............................        6.8%       7.3%       6.1%       5.2%       5.8%
Operating income(2)/Gross interest expense..............        4.8x       4.3x       3.5x       2.4x       2.5x
Total debt(4)/ EBITDA(3)................................        1.7x       1.7x       1.9x       2.5x       2.3x
Total debt(4)/Total capitalization......................       39.6%      43.1%      42.4%      48.5%      50.7%
Earnings to fixed charges(5)............................        3.7x       3.2x       2.4x       1.6x       1.8x

------------------------

(1) From continuing operations.

(2) Operating income has been restated in accordance with the provisions of SFAS 131 and includes earnings from the Company's equity subsidiaries and excludes corporate expenses.

(3) Earnings before interest, taxes, depreciation, amortization and restructuring and special charges of $15.2 million and $28.1 million in 1995 and 1994, respectively ("EBITDA"). EBITDA is not a measure of cash flow, operating results or liquidity, as determined in accordance with generally accepted accounting principles, and differs from net cash provided by operating activities as determined under generally accepted accounting principles in that EBITDA excludes interest expense and does not reflect the effects of changes in working capital or deferred income tax items. EBITDA is included because management believes that certain investors may find it to be a useful tool for analyzing operating performance, leverage and liquidity. EBITDA should not be considered in isolation or as an alternative to, or more meaningful than, net income or cash flows provided by operations, as determined in accordance with generally accepted accounting principles. Our EBITDA amounts may not be comparable to EBITDA as reported by or for other companies because we may not calculate EBITDA on the same basis as other companies.

(4) Includes Capital Securities.

(5) For this purpose, "earnings" consist of earnings from continuing operations before income taxes, adjusted for the portion of fixed charges deducted from such earnings. "Fixed charges" consist of interest on all indebtedness (including capital lease obligations and capitalized interest), amortization of debt expense and the percentage of rental expense on operating leases deemed representative of the interest factor. The ratios of earnings to fixed charges, before the restructuring and special charges, for 1995 and 1994 were 1.9 and 2.4, respectively.

                                    BUSINESS

    Arvin is a focused international manufacturer and supplier of automotive parts. Arvin is a worldwide leader in automotive exhaust systems and ride control products for the original equipment ("OE") and replacement markets.

    Since its founding in 1919, Arvin has grown through internal development, acquisitions and a number of international joint ventures. In recent years, our strategy has been to strengthen Arvin's automotive parts businesses by achieving a mix of sales to both original equipment manufacturers ("OEMs") and replacement market parts suppliers on a global basis. Recently, we have implemented a series of strategic initiatives to increase Arvin's global competitive position within the automotive parts marketplace.

    Arvin classifies its business based on the two primary markets it serves:
Automotive Original Equipment and Automotive Replacement. Business units whose primary focus is other than manufacturing automotive products are classified as Other. In fiscal 1998, Arvin derived approximately 68% of its total revenues from the Automotive OE market and approximately 27% from the Automotive Replacement market with the remaining 5% from Other.

    For the five fiscal years ended January 3, 1999, Arvin derived the following percentages of its total revenues from the exhaust and the ride and motion control lines within its segments and from other operations.

                                                         1998         1997         1996         1995         1994
                                                         -----        -----        -----        -----        -----
Automotive Original Equipment
  Exhaust...........................................          51%          51%          54%          52%          50%
  Ride and Motion Control...........................          17%          17%          14%          13%          12%

Automotive Replacement
  Exhaust...........................................          15%          15%          13%          14%          16%
  Ride and Motion Control...........................          12%          12%          14%          15%          16%

Other...............................................           5%           5%           5%           6%           6%

THE AUTOMOTIVE ORIGINAL EQUIPMENT SEGMENT

    The principal products and primary customers of the Automotive Original Equipment segment are set forth below. Arvin believes that it is the leading exhaust system supplier to OE customers in North America and Europe, and among the top three OE ride control suppliers in these markets.

         PRINCIPAL PRODUCTS                      PRIMARY CUSTOMERS
------------------------------------  ----------------------------------------
EXHAUST SYSTEMS                       DaimlerChrysler     Mitsubishi
  --Mufflers                          Fiat                Renault
  --Exhaust and Tail Pipes            Ford                Toyota
  --Catalytic Converters              General Motors      Volkswagen
  --Tubular Manifolds                 Isuzu               Volvo
RIDE CONTROL PRODUCTS
  --Shock Absorbers
  --Struts
GAS LIFT SUPPORTS
VACUUM ACTUATORS
METAL TUBULAR PARTS

    Arvin's original equipment segment has undergone a significant transformation in the last decade, moving to a fully integrated engineering, development and production operation. This transformation has been driven by a shift in customer requirements and a change in the capabilities required to be a successful, long-term participant in this market.

    Arvin has significantly enhanced its delivery capabilities geographically since the late 1980s through both acquisitions and the formation of a number of international joint ventures. Arvin believes that its capital spending program has resulted in world-class manufacturing operations, capable of delivering outstanding value and quality to its customers.

THE AUTOMOTIVE REPLACEMENT SEGMENT

    The principal products, brand names and primary customers of the Automotive Replacement segment are set forth below. Arvin believes that it is among the top two replacement exhaust and ride control manufacturers in both North America and Europe.

         PRINCIPAL PRODUCTS                       BRAND NAMES                        PRIMARY CUSTOMERS
------------------------------------  ------------------------------------  ------------------------------------
              MUFFLERS                              MUFFLERS                             RETAILERS
                                         Maremont-Registered Trademark-                    Sears
       EXHAUST AND TAIL PIPES          Cherry Bomb-Registered Trademark-               Canadian Tire
                                                     TIMAX                                Pep Boys
        CATALYTIC CONVERTERS                          ANSA                                AutoZone
                                                      ROSI
          SHOCK ABSORBERS                             TESH                         WHOLESALE DISTRIBUTORS
                                                                                          CARQUEST
         MACPHERSON STRUTS                      SHOCK ABSORBERS                            Partco
                                         Gabriel-Registered Trademark-                    UAP-NAPA
              FILTERS                                                               General Parts, Inc.
                                                    FILTERS
                                        Purolator-Registered Trademark-                  INSTALLERS
                                                                                          Meineke
                                                                                          Kwik-Fit

    Arvin's replacement market operations compete with both OEMs and independent suppliers in North America and Europe. Arvin serves the market through its own sales force as well as a network of manufacturers' representatives. Arvin's competitive position has been enhanced by rigorous attention to lead time reduction and lowest cost product development. Continuous improvement in manufacturing processes has had a positive impact on order fill rates and the cost and quality of the products manufactured.

BUSINESS STRATEGY

    Arvin's strategy, which is based on operational excellence, customer satisfaction and globalization, is to strengthen its relationship with original equipment manufacturers by providing full-system and full-service capabilities. We are continuing our focus on previously established strategic initiatives which emphasize providing value to our OEM customers by working as their system integrator for our products.

    We continue to pursue initiatives which are increasing Arvin's global competitive position in the automotive parts marketplace. We are actively pursuing new business investment opportunities, including further development of the hot-end of exhaust systems and investments in new Automotive Replacement market territories.

    In February 1999, Arvin completed the acquisition of the Purolator Products automotive filter business. In January 1999, Arvin acquired certain assets and assumed certain liabilities from WorldSource Coil Coating, Inc. This acquisition will significantly expand the capabilities of Arvin's Roll Coater operations. During 1998, we made significant investments to enhance Arvin's position in the OE markets that it serves. In December, Arvin entered into a cooperative agreement for the purchase of a 49% interest in Zeuna Starker, a premier supplier of exhaust systems. In November, Arvin formed a joint venture with Kayaba Industry Co., Ltd. to meet ride control product demands of North American passenger car and light truck manufacturers. See "Recent Developments." During 1998, we also acquired the remainder of our previous joint ventures in Thailand and Brazil, both of which serve the OE exhaust market. Arvin also acquired the remainder of its OE ride control joint venture in Asti, Italy. We expect to continue to make strategic investments that will expand our market presence in our core markets.

CUSTOMER RELATIONSHIPS AND COMPETITION

    Arvin's business segments operate in highly competitive markets. We compete with vehicle manufacturers and independent suppliers in both the Automotive Original Equipment and Automotive Replacement businesses. Customer loyalty, developed through long-standing relationships, is a primary element of competition as well as competitive product pricing and customized services provided. Arvin's long-standing relationships with its principal customers have been dependent upon our ability to meet such customers' quantity and quality requirements in a timely manner.

    The loss of a principal customer or a significant decline in the requirements for Arvin's products (resulting, for example, from a prolonged strike against the customer) could have a material adverse effect on Arvin's operating results or financial condition. In 1998, Arvin had sales to two customers that exceeded 10% of its revenues (Ford Motor Company--19.2% and General Motors Corporation-- 11.6%).

    In the OE segment, we compete with vehicle manufacturers and independent suppliers. Arvin believes that it is the leading supplier among five major competitors of cold-end exhaust systems and the leading independent supplier of hot-end exhaust systems in the North American and European markets. Arvin believes that it is one of the five largest suppliers of OE ride control products in the world.

    We also compete with vehicle manufacturers and independent suppliers in the Automotive Replacement segment. Arvin believes that it is the second of four primary suppliers of automotive replacement exhaust systems and the second of four primary suppliers of automotive replacement ride control products in the world. Arvin is the leader in the U.S. replacement market for gas-charged lift supports.

ENVIRONMENTAL REGULATIONS

    United States air pollutant and acoustical emissions are controlled by government regulations that, coupled with mandated fuel economy improvements, continue to affect Arvin. Over the near term, Arvin does not anticipate any regulatory changes that will materially impact the use of catalytic converters in the United States.

    European air pollutant emissions regulations continue to become more stringent and are applicable throughout the European Union. Current legislation requires catalytic converters to be fitted to all newly produced gasoline fueled passenger cars. Reductions in the permissible levels of emissions were introduced in 1996 in the "Stage 2" standards. Additional tightening of the standards are planned for the year 2000. We believe that the introduction of more stringent standards should have a positive impact on our results of operations.

FACILITIES

    Arvin has more than 50 manufacturing facilities and eight technical centers as well as numerous distribution outlets and sales offices in more than 20 countries. Principal manufacturing and warehousing facilities in the United States are located in Indiana, Missouri, South Carolina, Alabama, West Virginia, Tennessee, North Carolina, Oklahoma, Ohio and Utah. Principal manufacturing and warehousing facilities outside of the United States are located in the United Kingdom, Spain, Italy, The Netherlands, France and Canada. Additional manufacturing and warehousing activities are in Finland, Brazil, South Africa, Thailand and Mexico.

    Arvin owns nearly three-quarters of the more than six million square feet of facilities devoted to the OE segment business and leases the remainder. Arvin owns more than two-thirds of the approximately five million square feet of facilities devoted to the Automotive Replacement business and leases the remainder.

                              DESCRIPTION OF NOTES

    The Notes are a series of "Senior Debt Securities" described in the attached Prospectus. This section summarizes specific terms of the Notes that are more generally described under "Description of Debt Securities," "Provisions Applicable to Both Senior and Subordinated Debt Securities" and "Provisions Applicable Solely to Senior Debt Securities" beginning on page 4 of the attached Prospectus. If anything described in this section is inconsistent with the terms described in those portions of the attached Prospectus, you should consider the terms here to be the ones that control.

GENERAL

    The Notes will be issued as a series of Senior Debt Securities and will initially be limited to $150,000,000 in aggregate principal amount. The Notes will be issued under the Senior Indenture described in the attached Prospectus.

    The Notes will mature on March 15, 2009.

    The interest rate on the Notes will be 7 1/8% per annum. Arvin will pay interest in arrears on March 15 and September 15, beginning September 15, 1999. Interest will accrue from March 12, 1999 or from the most recent interest payment date to which Arvin has paid or provided for the payment of interest to the next interest payment date or the scheduled maturity date, as the case may be. Arvin will pay interest computed on the basis of a 360-day year of twelve 30-day months. Interest will be paid on the Notes to the persons in whose names the Notes are registered at the close of business on the March 1 or September 1 preceding the respective interest payment date. Unless Arvin redeems the Notes prior to their maturity date, Arvin will redeem the Notes at their principal amount on their maturity date. If an interest payment date is not a Business Day, Arvin will pay interest on the next succeeding Business Day. A "Business Day" is any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions or trust companies in the City of New York, New York are authorized or obligated by law to close.

    The Notes are unsecured and unsubordinated debt securities. The Notes are not convertible into or exchangeable for common shares of Arvin. Arvin will not make any sinking fund payments with respect to the Notes. Arvin does not intend to list the Notes on any national securities exchange or on Nasdaq.

    Arvin may, without the consent of the holders of the Notes, issue additional Senior Debt Securities having the same ranking and the same interest rate, maturity and other terms as the Notes. Any such additional Senior Debt Securities will, together with the Notes, constitute a single series of Senior Debt Securities under the Indenture.

BOOK-ENTRY NOTES

    The Notes will be issued in book-entry form, as a single Note registered in the name of the nominee of The Depository Trust Company, which will act as Depositary. Beneficial interests in book-entry Notes will be shown on, and transfers of the Notes will be made only through, records maintained by the Depositary and its participants.

    When they are issued, the Notes will be represented by one or more global securities. Each global security representing the Notes will be deposited with the Depositary and will be registered only in the name of the Depositary or its nominee.

    The Notes may be purchased only by institutions that have accounts with the Depositary or its nominee ("participants"), or by persons that will hold their Notes through participants. The only evidence of ownership of the Notes will be through records maintained by the Depositary (or its successor or nominee) and its participants. Ownership of the Notes by persons that hold through participants will only be evidenced by records maintained by such participants. Any transfer of ownership of a Note must be done through the records of the Depositary or the participant on whose records the ownership of that Note is accounted for.

    The laws of some jurisdictions require that certain purchasers of the Notes must take physical delivery of the Notes. Such laws may impair the ability of purchasers in those jurisdictions to purchase or to transfer the Notes.

    So long as the Notes are represented by a global security, Arvin will make all payments of principal and interest with respect to the Notes to the Depositary or its nominee, as the sole registered owner of the global security representing those Notes.

    Arvin expects that the Depositary or its nominee, upon receipt of any payment of principal or interest in respect of a global security representing the Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of the Depositary. Payments by participants to owners of the Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

    If the Depositary is at any time unwilling, unable or ineligible to continue as Depositary for a global security and a successor is not appointed by Arvin within 90 days, Arvin will issue certificated Notes in definitive form in exchange for such global security. In addition, Arvin may at any time determine not to have the Notes represented by a global security. In that event, Arvin will issue certificated Notes in definitive form in exchange for such global security. In either instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of certificated Notes in definitive form equal in principal amount to such beneficial interest in such global security and to have such certificated Notes registered in its name. Certificated Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

    See "Description of Debt Securities" in the attached Prospectus for additional information concerning the Notes, the Senior Indenture and the book-entry system.

OPTIONAL REDEMPTION

    Arvin will have the right to redeem the Notes at any time, in whole or in part, upon not less than 30 calendar days' notice by mail at a redemption price equal to the sum of the principal amount of the Notes being redeemed (plus accrued interest thereon to the redemption date) and any Make-Whole Amount (as defined below) with respect to the Notes. Interest installments on a Note specified to be due on or prior to such redemption date will be payable to the holders of record on the record date for the interest installment.

    As used in connection with any redemption of the Notes, "Make-Whole Amount" means any excess of (1) the aggregate present value (as of the redemption date) of the principal being redeemed and the remaining payments of interest (excluding that accrued before the redemption date) payable on that principal had the redemption not been made, determined by discounting the principal and interest on a semiannual basis at the Reinvestment Rate (determined on the third Business Day before the notice of redemption is given) from the dates on which the principal and interest would have been payable to the redemption date, over
(2) the aggregate principal amount of the Notes being redeemed.

    As used herein,

       (1) "Reinvestment Rate" means "Treasury Yield" plus 0.25%.

       (2) "Treasury Yield" means the yield on Treasury securities at a constant maturity corresponding to the remaining life to the stated maturity (as of the redemption date, rounded to the nearest month) of the principal being redeemed. The Treasury Yield will be equal to the arithmetic mean of the yields published in the Statistical Release under the heading "Week Ending" for "U.S. Government Securities-Treasury Constant Maturities" with a maturity equal to such remaining life. If no published maturity exactly corresponds with such remaining life, then the Treasury Yield will be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities.

       (3) "Statistical Release" means the "H.15 (519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities. If no Statistical Release is published at the time of any redemption of the Notes or if the format or content of the Statistical Release changes so as to preclude a determination of the Treasury Yield in the above manner, Arvin will designate a reasonably comparable index.

    For calculating the Reinvestment Rate, Arvin will use the most recent Statistical Release published before the date of determination of the Make-Whole Amount.

    If fewer than all of the Notes are to be redeemed, the Trustee under the Senior Indenture will select the particular Notes or portions thereof for redemption from the outstanding Notes not previously called, either pro rata, by lot or by such other method as the Trustee deems fair and reasonable. The aggregate principal amounts to be redeemed must equal $1,000 or any integral multiple thereof, and the selection must be made not more than 60 days or less than 30 days before the redemption date.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

    Arvin has made statements in this Prospectus Supplement, in the attached Prospectus and in the documents that are incorporated by reference in the Prospectuses that constitute forward-looking statements, as that term is defined in the Securities Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning Arvin's anticipated financial performance, business prospects, technological developments, Year 2000 plans and risks, new products, research and development activities and similar matters, including the effect of recent acquisitions, such as the acquisition of the Purolator Products automotive filter business. These forward-looking statements generally are accompanied by words such as "believes," "anticipates," "expects," "estimates," "should," "planned," "outlook," "goal" and "on target" or similar expressions. You should understand that forward-looking statements are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements.

    Risks and uncertainties that may affect the operations, performance and results of Arvin's business include the following: (1) general economic and competitive conditions in the markets and countries in which Arvin operates; (2) strikes or other work stoppages affecting Arvin or its major customers or suppliers; (3) the level of consumer demand for new vehicles equipped with Arvin's products; (4) Arvin's ability to continue to control and reduce its costs of production; (5) the level of consumer demand for Arvin's replacement products, which varies based on such factors as the severity of winter weather and the age of automobiles in Arvin's markets, as well as general economic conditions; (6) the impact on demand for Arvin's replacement products of prior improvements in original equipment product quality; (7) Arvin's ability to integrate recently acquired businesses in a timely and cost-effective manner;
(8) the effect of changes in the distribution channels for replacement products;
(9) the effect of technological change; (10) the risks inherent in international operations and joint ventures; (11) the strength of the U.S. dollar against currencies of other countries where Arvin operates; and (12) changes in financial markets affecting Arvin's financial structure and its cost of capital and borrowed money.

    Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statement. Arvin does not intend to update forward-looking statements.

                                  UNDERWRITING

    Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, PaineWebber Incorporated, Salomon Smith Barney Inc., Warburg Dillon Read LLC and First Chicago Capital Markets, Inc., each have agreed to purchase from Arvin the principal amount of Notes set forth opposite its name.

                                                                              PRINCIPAL AMOUNT
UNDERWRITERS                                                                      OF NOTES
----------------------------------------------------------------------------  ----------------
Lehman Brothers Inc.........................................................   $   75,000,000
Morgan Stanley & Co. Incorporated...........................................       16,500,000
PaineWebber Incorporated....................................................       16,500,000
Salomon Smith Barney Inc....................................................       16,500,000
Warburg Dillon Read LLC.....................................................       16,500,000
First Chicago Capital Markets, Inc..........................................        9,000,000
                                                                              ----------------
      Total.................................................................   $  150,000,000
                                                                              ----------------
                                                                              ----------------

    The Underwriters will purchase the Notes under an Underwriting Agreement with Arvin. The Underwriters will pay Arvin the offering price less the underwriting discount specified on the cover page of this Prospectus Supplement. Arvin estimates our expenses for this offering at $120,000. Certain conditions contained in the Underwriting Agreement must be satisfied before the Underwriters are required to purchase the Notes. The Underwriters will either purchase all of the Notes or none of them.

    The Underwriters have advised Arvin that they will offer the Notes directly to the public initially at the offering price and to certain dealers at the offering price less a selling concession not to exceed .40% of the principal amount of the Notes. The Underwriters may allow and these dealers may reallow a concession not to exceed .25% of the principal amount of such Notes to other dealers. After the initial offering of the Notes, the Underwriters may change the offering price, the concession to selected dealers and the reallowance to other dealers.

    The Underwriters will offer the Notes subject to prior sale, withdrawal, cancellation or modification of the offer of the Notes without notice, and to their receipt and acceptance of the Notes. The Underwriters may reject any order to purchase Notes.

    Arvin has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which the Underwriters may be required to make in respect thereof.

    There is currently no public market for the Notes, and Arvin currently has no intention to list the Notes on any securities exchange. The Underwriters have advised us that they presently intend to make a market in the Notes as permitted by applicable laws and regulations. The Underwriters are not obligated to make a market in the Notes, however, and they may discontinue such market making at any time in their sole discretion. Accordingly, there may not be adequate liquidity or adequate trading markets for the Notes.

    Certain of the Underwriters and their affiliates have from time to time provided, and may in the future provide, investment banking and general financing and banking services to Arvin and our affiliates. First National Bank of Chicago, an affiliate of First Chicago Capital Markets, Inc., is a lender under Arvin's short term bank debt, and it will receive its proportionate share of any amounts repaid under such bank debt with the proceeds of this offering. See "Use of Proceeds." In addition, Citibank, N.A., an affiliate of Salomon Smith Barney, has from time to time provided banking and general financing services to Arvin. Under the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), special considerations apply to a public offering of securities where more than 10% of the net proceeds thereof will be paid to a participating underwriter or any of its affiliates. Because more than 10% of the net proceeds of the offering of the Notes will be paid to an affiliate of an Underwriter, this offering is being conducted pursuant to the requirements of Rule 2710(c)(8) of the Conduct Rules of the NASD.

    The Underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended. Rule 104 permits stabilizing bids to purchase a security so long as bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. The Underwriters may or may not engage in such transactions, in their discretion, and, if such transaction are commenced, they may be discontinued without notice.

                                 LEGAL MATTERS

    Certain legal matters in connection with the sale of the Notes, including with respect to their legality, will be passed upon for Arvin by Schiff Hardin & Waite, Chicago, Illinois, and for the Underwriters by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois.

PROSPECTUS

        [LOGO]

                             ARVIN INDUSTRIES, INC.

                                  $225,000,000

                                DEBT SECURITIES
                                PREFERRED SHARES
                               DEPOSITARY SHARES
                                 COMMON SHARES
                                    WARRANTS
                              --------------------

    Arvin Industries, Inc. ("Arvin" or the "Company") may offer from time to time, together or separately, its (i) unsecured debt securities ("Debt Securities"), which may be either senior ("Senior Debt Securities") or subordinated ("Subordinated Debt Securities"), consisting of debentures, notes or other unsecured evidences of indebtedness in one or more series; (ii) Preferred Shares, no par value, in one or more series ("Preferred Shares"), which may be issued in the form of Depositary Shares evidenced by Depositary Receipts; (iii) Common Shares, $2.50 par value ("Common Shares"), and related preferred share purchase rights; and (iv) warrants ("Warrants") to purchase securities designated by the Company at the time of the offering of any Warrants. Subordinated Debt Securities and Preferred Shares may be convertible into other securities of the Company. The Debt Securities, Preferred Shares, Depositary Shares, Common Shares and Warrants are collectively referred to as the "Securities."

    The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances at an aggregate initial offering price not to exceed $225,000,000 (or its equivalent in foreign currency or currency units) in amounts, at prices and on terms to be determined at or prior to the time of sale and set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

    Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement, including, where applicable, the initial public offering price of the Securities, the net proceeds thereof to the Company, any listing of such Securities on a securities exchange and any other special terms. The Prospectus Supplement will set forth with regard to Securities being offered, without limitation, the following: (i) in the case of Debt Securities (and, if Warrants to purchase Debt Securities are being offered, similar information with respect to the Debt Securities that may be purchased upon exercise of each such Warrant), the specific designation, aggregate principal amount, whether such Debt Securities will be Senior Debt Securities or Subordinated Debt Securities, authorized denominations, maturity, any interest rate (which may be fixed or variable) or method of calculation of interest and date of payment of any interest, any premium, the place or places where principal of, premium, if any, and any interest on such Debt Securities will be payable, any terms of redemption at the option of the Company or the holder, any terms for sinking fund payments, any currency or currency units of denomination and payment, if other than U.S. dollars, and any other terms (including in the case of Subordinated Debt Securities, any terms for conversion into other securities of the Company) in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is delivered; (ii) in the case of Preferred Shares (and, if Warrants to purchase Preferred Shares are being offered, similar information with respect to the Preferred Shares that may be purchased upon exercise of each such Warrant), the specific designation and stated value, number of shares, any dividend (including the method of calculating payment of dividends and the timing thereof), redemption, liquidation, voting and other rights, any sinking fund provisions, any terms for conversion into other securities of the Company and any other terms, including whether the Company has elected to offer the Preferred Shares in the form of Depositary Shares and, if so, the terms of such Depositary Shares, including the fraction of a Preferred Share represented by each Depositary Share; (iii) in the case of Common Shares, the number of shares and the terms of offering thereof; and (iv) in the case of Warrants, the designation and number, the Securities to be purchased upon exercise, the exercise price, manner of exercise, detachability, expiration date and any other terms in connection with the offering, sale and exercise of the Warrants. If so specified in the applicable Prospectus Supplement, Securities may be issued in whole or in part in the form of one or more temporary or global securities.

    The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to the Securities covered by the Prospectus Supplement.

    The Common Shares are listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "ARV." Any Common Shares sold pursuant to a Prospectus Supplement will be approved for listing on such exchanges, upon notice of issuance.
                           --------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The Company may sell the Securities to or through underwriters or dealers and may also sell Securities directly to other purchasers or through agents. See "Plan of Distribution." The Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable fee, commission and discount arrangements with them. See "Plan of Distribution" for a description of any indemnification arrangements between the Company and any underwriters, dealers or agents.

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                 The date of this Prospectus is March 4, 1999.

    IN CONNECTION WITH ANY UNDERWRITTEN OFFERING, THE UNDERWRITERS OF SUCH OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                      WHERE YOU CAN FIND MORE INFORMATION

    Arvin files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information Arvin files at the Securities and Exchange Commission's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Securities and Exchange Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may also be obtained from the Securities and Exchange Commission at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Arvin's filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

    Arvin has filed with the Securities and Exchange Commission in Washington, D.C., a Registration Statement on Form S-3 (together with its amendments and exhibits, the "Registration Statement"), under the Securities Act of 1933, as amended, with respect to the Securities offered in this Prospectus. Arvin has not included certain portions of the Registration Statement in this Prospectus as permitted by the Securities and Exchange Commission's rules and regulations. Copies of the Registration Statement, including exhibits, may be inspected, without charge, at the offices of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Securities and Exchange Commission at prescribed rates.

    The Securities and Exchange Commission allows Arvin to "incorporate by reference" the information Arvin files with it, which means that Arvin can disclose important information to you by referring to those documents. Information incorporated by reference is considered to be a part of this Prospectus. Information that Arvin files with the Securities and Exchange Commission after the date of this Prospectus will automatically modify and supersede the information included or incorporated by reference in this Prospectus to the extent that the subsequent filings contain information that modifies or supersedes the existing information. Arvin incorporates by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until Arvin sells all the Securities.

    1. Arvin's Annual Report on Form 10-K for the fiscal year ended January 3, 1999;

    2.  Arvin's Current Report on Form 8-K dated March 4, 1999; and

    3. The description of the Common Shares contained in Arvin's Registration Statement on Form 8-A, filed June 19, 1950, supplementing Arvin's Registration Statement on Form 10, filed October 25, 1939, and the description of the associated Preferred Share Purchase Rights contained in Arvin's Registration Statement on Form 8-A, dated June 10, 1986, as amended February 28, 1989, December 9, 1994 and May 10, 1996, in each case as filed under Section 12 of the Securities Exchange Act of 1934, as amended.

    Arvin will provide to you (upon receiving your written or oral request) a copy of any or all of the information that has been or may be incorporated by reference in, but not delivered with, this Prospectus. Arvin will deliver this information at no cost to you. You should direct your request to:

                             Arvin Industries, Inc.
                             Shareholder Relations
                               One Noblitt Plaza
                                    Box 3000
                          Columbus, Indiana 47202-3000
                                 1-812-379-3000

                                  THE COMPANY

    Arvin is a diversified international manufacturer and supplier of automotive parts and a variety of other products through operating entities in the U.S. and numerous other countries. Since its founding in 1919, Arvin has grown through internal development, acquisitions and a number of international joint ventures. In recent years, Arvin's strategy has been to strengthen its automotive parts businesses by achieving a mix of sales to both original equipment manufacturers and replacement parts suppliers on a global basis.

    The Company was incorporated in Indiana in 1921. Its principal executive offices are located at One Noblitt Plaza, Box 3000, Columbus, Indiana 47202-3000, and its telephone number is (812) 379-3000. Arvin's Common Shares are listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "ARV."

                                USE OF PROCEEDS

    Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, which may include the repayment of indebtedness, working capital expenditures and investments in, or acquisitions of, businesses and assets. Pending application of such net proceeds for specific purposes, such proceeds may be invested in short-term or marketable securities. Specific allocations of proceeds to a particular purpose that have been made at the date of any Prospectus Supplement will be described therein.

                    RATIOS OF EARNINGS TO FIXED CHARGES AND
           EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

                                                                                            FISCAL YEAR ENDED
                                                                     ---------------------------------------------------------------
                                                                                   DEC. 28,     DEC. 29,     DEC. 31,      JAN. 1,
                                                                     JAN 3, 1999     1997         1996         1995         1995
                                                                     -----------  -----------  -----------  -----------  -----------
Ratio of Earnings to Charges.......................................         3.7          3.2          2.4          1.6          1.8
Ratio of Earnings to Combined Fixed Charges and Preferred
  Dividends........................................................         3.7          3.2          2.4          1.6          1.8

    For purposes of calculating the ratios, "earnings" consist of earnings from continuing operations before income taxes, adjusted for the portion of fixed charges deducted from such earnings. "Fixed charges" consist of interest on all indebtedness (including capital lease obligations and capitalized interest), amortization of debt expense and the percentage of rental expense on operating leases deemed representative of the interest factor. The ratios of earnings to fixed charges, before the restructuring and special charges, for 1995 and 1994 were 1.9 and 2.4, respectively. No Preferred Shares were outstanding during the periods, and, accordingly, no preferred dividends were paid.

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions are not applicable will be described in a Prospectus Supplement relating to such Debt Securities.

    The Debt Securities will be general unsecured obligations of Arvin and will constitute either senior debt securities or subordinated debt securities. Those Debt Securities that will be senior debt securities ("Senior Debt Securities") will be issued under an Indenture dated as of July 3, 1990 (the "Senior Indenture") between the Company and Harris Trust and Savings Bank, as trustee under the Senior Indenture. In the case of Debt Securities that will be subordinated debt securities ("Subordinated Debt Securities"), the Debt Securities will be issued under an Indenture (the "Subordinated Indenture") to be entered into between Arvin and First Chicago NBD Corporation, as trustee under the Subordinated Indenture. The Senior Indenture and the Subordinated Indenture are sometimes referred to individually as an "Indenture" and collectively as the "Indentures." Copies of the Senior Indenture and the form of Subordinated Indenture have been filed as exhibits to the Registration Statement. The trustees under the Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Trustees."

    The following summaries of certain provisions of the Senior Debt Securities, the Subordinated Debt Securities and the Indentures do not purport to be complete and are qualified in their entirety by reference to all the provisions of the Indenture applicable to a particular series of Debt Securities, including the definitions therein of certain terms. Wherever particular Sections, Articles or defined terms of the Indentures are referred to, it is intended that such Sections, Articles or defined terms shall be incorporated by reference herein. Capitalized terms not otherwise defined herein shall have the meanings given to them in the applicable Indenture.

                      PROVISIONS APPLICABLE TO BOTH SENIOR
                        AND SUBORDINATED DEBT SECURITIES

GENERAL

    The Indentures do not limit the aggregate principal amount of Debt Securities that can be issued thereunder and provide that Debt Securities may be issued from time to time thereunder in one or more series, each in an aggregate principal amount authorized by the Company prior to issuance. The Indentures do not limit the amount of other unsecured indebtedness or securities that may be issued by the Company.

    The holders of Debt Securities will not benefit from any covenant or other provision that would afford such holders special protection in the event of a highly leveraged transaction involving Arvin. At the date of this Prospectus, the Company does not intend to include any covenants or other provisions affording such protection in any series of the Debt Securities. If the Company determines in the future that it is desirable to include any such covenants or other provisions in any series of Debt Securities, they will be described in the Prospectus Supplement for that series. Certain other covenants under the Senior Indenture are described below under "Provisions Applicable Solely to Senior Debt Securities--Certain Covenants."

    Each Indenture provides that Debt Securities may be issued thereunder by the Company from time to time upon satisfaction of certain conditions precedent, including the delivery to the Trustee of a resolution of the board of directors, or a committee thereof, of the Company that fixes or provides for the establishment of terms of such Debt Securities, including: (1) the specific designation of the Debt Securities and the series of which such Debt Securities shall be a part; (2) the aggregate principal amount and denominations of such Debt Securities; (3) the date or dates on which such Debt Securities will mature; (4) the rate or rates per annum (which may be fixed or floating) at which such Debt Securities will bear interest, if any, (5) the dates on which such interest, if any, will be payable, the record dates with respect to such interest payment dates and the date from which such interest, if any, will accrue; (6) the premium, if any, and conditions thereof; (7) the provisions, if any, for redemption of such Debt Securities prior to stated maturity at the option of the Company, the redemption price and any remarketing arrangements relating thereto; (8) the provisions, if any, for repayment of such Debt Securities prior to stated maturity at the option of the Holders thereof; (9) the place or places where the principal, premium, if any, and interest on the Debt Securities will be payable; (10) any currency or currency units of denomination and payment, if other than U.S. dollars; (11) the ranking of the Debt Securities as Senior or Subordinated; (12) in the case of Subordinated Debt Securities, any terms for conversion into other securities of the Company; (13) any additional information with respect to book-entry procedures, if applicable; and (14) any other provisions permitted by the applicable Indenture. Reference is made to the Prospectus Supplement for the terms of the Debt Securities being offered hereby.

    The Debt Securities will be issued in fully registered form without coupons, unless provisions relating to bearer securities are set forth in the Prospectus Supplement for the Debt Securities being offered. No service charge will be made for any registration of transfer of Debt Securities or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection therewith.

    The provisions of each Indenture provide the Company with the ability, in addition to the ability to issue Debt Securities with terms different from those of Debt Securities previously issued, to "reopen" a previous issue of a series of Debt Securities and issue additional Debt Securities of such series.

    Principal, premium, if any, and interest, if any, on Debt Securities will be payable in the manner, at the places and subject to the restrictions set forth in the applicable Indenture, the Debt Securities and the Prospectus Supplement relating thereto, provided that (unless otherwise provided in the applicable Prospectus Supplement) payment of any interest may be made at the option of the Company by check mailed to the Holders of registered Debt Securities at their registered addresses.

    Debt Securities may be presented for exchange or transfer in the manner, at the places and subject to the restrictions set forth in the applicable Indenture, the Debt Securities and the Prospectus Supplement relating thereto.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Arvin may not consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, unless (i) if Arvin is not the continuing corporation, the successor corporation shall be a corporation organized and existing under the laws of the United States of America or a State thereof; (ii) the successor corporation shall expressly assume by a supplemental indenture, executed and delivered to the Trustee in form satisfactory to the Trustee, the due and punctual payment of the principal, premium, if any, and interest on, the Debt Securities, according to their tenor and the due and punctual performance and observance of all covenants and conditions of the applicable Indenture to be performed by the Company; and (iii) the Company or such successor corporation, as the case may be, shall not immediately after such merger or consolidation, or such sale, lease or conveyance, be in default in the performance of any such covenant or condition.

MODIFICATION AND WAIVER

    Modification and amendment of either Indenture may be effected by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected thereby, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Debt Security or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an Original Issue Discount Debt Security that would be due and payable upon a declaration of acceleration of the Maturity thereof, or change the currency in which any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption or repayment, on or after the Redemption Date or Repayment Date), or, in the case of Subordinated Debt Securities, modify any provision relating to their subordination in a manner adverse to the holders thereof, or (b) reduce the percentage in principal amount of the Outstanding Debt Securities of any series, the consent of whose Holders is required for any such amendment, or the consent of whose Holders is required for any waiver provided for in the Indenture, or (c) modify any of the provisions set forth in this paragraph, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Debt Security affected thereby. Except with respect to such matters, the Holders of at least a majority in principal amount of Outstanding Debt Securities of any series may, with respect to such series, waive past defaults under the applicable Indenture (other than a default in payment of principal, premium, if any, or interest) and waive compliance by the Company with certain provisions of the Indenture.

SATISFACTION AND DISCHARGE OF AN INDENTURE

    If the Company deposits or causes to be deposited with the Trustee cash or direct obligations of the United States of America or obligations the payment of principal and interest on which is guaranteed by the United States of America (and which are not callable at will by the issuer thereof) as will together with the income to accrue thereon, be sufficient to pay and discharge the entire indebtedness on all Outstanding Debt Securities of any series when due, and complies with certain other conditions, then, at the direction of the Company, the Company shall be deemed to have paid and discharged the entire Indebtedness with respect to such series of Outstanding Debt Securities (except for certain surviving obligations including, among other things, the rights of the Holders thereof to receive from such deposits payment of principal, premium, if any, and interest with respect to such Outstanding Debt Securities when such payments are due).

    If the Company deposits with the Trustee cash or securities as described above and either (A) all Debt Securities theretofore authenticated and delivered under the applicable Indenture have been delivered for cancellation (other than (i) Debt Securities (or coupons in the case of bearer securities) that have been destroyed, lost or stolen and which have been paid or replaced, (ii) coupons pertaining to bearer securities whose surrender is not required or has been waived under certain circumstances and (iii) Debt Securities (or coupons in the case of bearer securities) the payment for which has been previously deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) or (B) all such Debt Securities have become due and payable or will become due and payable at their Stated Maturity within one year or, if redeemable at the option of the Company, are to be called for redemption within one year, and the Company complies with certain other conditions, then, at the direction of the Company, such Indenture shall cease to be of further effect, except as to certain rights of transfer or exchange.

EVENTS OF DEFAULT

    Each Indenture defines an Event of Default with respect to any series of Debt Securities issued thereunder as being any one of the following events: (i) default for 30 days in any payment of interest on any Debt Security of such series; (ii) default in the payment of principal of, or premium, if any, on, any Debt Security of such series when due; (iii) default in the deposit of any sinking fund payment with respect to any Debt Security of such series when due;
(iv) default, for 90 days after appropriate notice, in performance of any other covenant or warranty in such Indenture (other than a covenant or warranty included in such Indenture solely for the benefit of one or more series of Debt Securities other than that series); (v) the failure to pay principal of or interest on any other obligation for borrowed money of the Company (including default under any other series of Debt Securities and in the case of the Senior Debt

Securities, including default on any guaranty of an obligation for borrowed money of a Restricted Subsidiary) beyond any period of grace with respect thereto if (x) the aggregate principal amount of any such obligation is in excess of $10,000,000 (or in the case of any such obligation in which the amount payable upon acceleration is less than the amount payable at stated maturity, the amount then payable upon acceleration exceeds $10,000,000), (y) the default in such payment is not being contested by the Company in and by appropriate proceedings, and (z) the default in such payment has not been cured or waived prior to the notice in writing to the Company as provided in such Indenture;
(vi) certain events of bankruptcy, insolvency or reorganization; or (vii) any other Event of Default provided with respect to Debt Securities of that series. In case an Event of Default specified in (vi) above occurs, all unpaid principal of, premium, if any, and accrued interest on Outstanding Debt Securities of any series shall ipso facto become and shall be immediately due and payable without any declaration or other act on the part of the applicable Trustee or any Holder, and if any other Event of Default shall occur and be continuing with respect to any series of Debt Securities, the Trustee with respect thereto or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal of such series (or, as in the case of Original Issue Discount Securities, such portion of the principal as may be specified in the terms of that series) to be due and payable immediately. However, at any time after such a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default other than the non-payment of accelerated principal, with respect to Debt Securities of that series, have been cured or waived as provided in such Indenture.

    Reference is made to the Prospectus Supplement relating to any Debt Security that is an Original Issue Discount Security for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Security upon the occurrence of an Event of Default and the continuation thereof.

    Each Indenture requires the Company to file annually with the Trustee an Officer's Certificate as to the absence of certain defaults under the terms of such Indenture. Each Indenture provides that the Trustee thereof shall, within 90 days after the occurrence of a default with respect to any such series for which there are Debt Securities outstanding which is continuing, give to the Holders of such Debt Securities notice of all uncured defaults known to it (the term default to include the events specified above without grace periods); provided that, except in the case of default in the payment of principal, premium, if any, or interest on any of the Debt Securities of any series or the payment of any sinking fund installment on the Debt Securities of any series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of Debt Securities.

    Subject to the provisions of each Indenture relating to the duties of the Trustee thereof in case an Event of Default shall occur and be continuing, each Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under such Indenture at the request, order or direction of the Holders of the Debt Securities unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnification and other rights of the Trustee, each Indenture provides that the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Debt Securities of such series.

    No Holder of any Debt Security of any series will have any right to institute any proceeding with respect to such Indenture or for any remedy thereunder unless (i) such Holder shall have previously given to the Trustee thereof written notice of a continuing Event of Default with respect to Debt Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series shall have made written request to the Trustee to institute such proceeding as

Trustee, (iii) such Holder or Holders shall have offered to the Trustee reasonable indemnity, (iv) the Trustee shall have failed to institute such proceeding within 60 days, and (v) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request. However, the Holder of any Debt Security will have an absolute right to receive payment of the principal, premium, if any, and interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment.

BOOK-ENTRY DEBT SECURITIES

    Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depository identified in the Prospectus Supplement relating to such series. Payments of principal, premium, if any, and interest, if any, on Debt Securities of such series represented by a Global Security will be made to the Depository.

    The Company anticipates that any Global Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, that such Global Securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depository arrangements with respect to any such Global Securities. Additional or differing terms of the depository arrangement relating to Debt Securities of any series issued in the form of Global Securities will be described in the related Prospectus Supplement.

    So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as described below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the record owners or holders of Debt Securities under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Security.

    If DTC is at any time unwilling or unable to continue as depository with respect to any Debt Securities that are represented by a Global Security and a successor depository is not appointed by the Company within 60 days, the Company will issue individual Debt Securities in certificated form in exchange for the Global Securities. In addition, the Company may at any time determine not to have any Debt Securities of one or more series represented by Global Securities and, in such event, will issue individual Debt Securities of such series in certificated form in exchange for the relevant Global Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities in certificated form equal in principal amount to such beneficial interest and to have such Debt Securities in certificated form registered in its name.

    The following information concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

        Any Debt Securities for which DTC will act as securities depository will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee).

        One fully registered Debt Security certificate will be issued with respect to up to $200 million of principal amount of the Debt Securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of such series.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve

    System, a "clearing corporation" within the meaning of the New York Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

        Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn to be recorded on the Participants' records. A Beneficial Owner will not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

        The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC will have no knowledge of the actual Beneficial Owners of the Debt Securities; DTC records will reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. will consent or vote with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

        Principal, premium and interest payments on the Debt Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee or any Paying Agent or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Trustee or any Paying Agent, disbursement of such payments to Direct Participants will be the responsibility of DTC and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to the Company or the Paying Agent. Under such circumstances, in the event that a successor securities depository is not appointed, Debt Security certificates are required to be printed and delivered.

        The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Security certificates will be printed and delivered.

    Unless stated otherwise in the applicable Prospectus Supplement, any underwriters, dealers or agents with respect to any Debt Securities issued as Global Securities will be Direct Participants in DTC.

    None of the Company, any underwriter, dealer or agent, the applicable Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

INFORMATION CONCERNING THE TRUSTEES

    Harris Trust and Savings Bank is the trustee under the Senior Indenture, and First Chicago NBD Corporation is expected to serve as the trustee under the Subordinated Indenture. Each Trustee may also serve as warrant agent with respect to any Debt Warrants to purchase underlying Debt Securities issued under the Indenture with respect to which it acts as trustee (see "Description of Warrants--Debt Warrants"). The Company also maintains banking relationships in the ordinary course of business with each of the Trustees, and the Trustees participate, along with several other banks, in certain credit facilities with Arvin and certain of its subsidiaries. The Trustee for the Senior Indenture is, as of the date of this Prospectus, trustee with respect to the Company's 6 7/8% Notes due February 15, 2001 and the Company's 6 3/4% Notes due March 15, 2008. As of January 3, 1999, the Trustee for the Senior Indenture also was trustee with respect to $36,000,000 aggregate principal amount of the Company's Medium Term Notes issued under the Senior Indenture. As of January 3, 1999, Arvin had outstanding $211,000,000 aggregate principal amount of its debt securities issued under the Senior Indenture.

GOVERNING LAW

    The Indentures are governed, and the Debt Securities will be governed, by the laws of the State of New York.

             PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

    Senior Debt Securities will be issued under the Senior Indenture and will rank pari passu with all other unsecured and unsubordinated debt of the Company.

CERTAIN COVENANTS

    The Senior Indenture contains certain covenants, including those described below with respect to the incurrence of Secured Debt by Arvin and its Restricted Subsidiaries, Sale and Leaseback Transactions on the part of Arvin and its Restricted Subsidiaries, and the transfer of Principal Facilities to Unrestricted Subsidiaries. Certain of the terms used in these covenants are defined below under "Certain Definitions." These covenants do not, however, focus on the amount of debt incurred in any transaction and do not afford protection to holders of the Debt Securities in the event of a highly leveraged transaction that is not in violation of the covenants.

    The Senior Indenture provides that so long as the Debt Securities issued pursuant to such Indenture are outstanding, Arvin will not, and will not cause or permit a Restricted Subsidiary to, create, incur, assume or guarantee any Secured Debt or create any Security Interest securing any indebtedness existing on the date of such Indenture that would constitute Secured Debt if it were secured by a Security Interest in a Principal Facility unless the Senior Debt Securities will be secured equally and ratably (subject to applicable priorities of payment) by the Security Interest securing such Secured Debt or indebtedness, except that Arvin and its Restricted Subsidiaries may create, incur, assume or guarantee certain Secured Debt without so securing the Senior Debt Securities. Among such permitted Secured Debt is indebtedness secured by (i) certain Security Interests to secure payment of the cost of acquisition, construction, development or improvement of property; (ii) Security Interests on property at the time of acquisition assumed by Arvin or a Restricted Subsidiary, or on the property or on the outstanding shares or indebtedness of a corporation or firm at the time it becomes a Restricted Subsidiary or is merged into or consolidated with Arvin or a Restricted Subsidiary, or on properties of a corporation or firm acquired by Arvin or a Restricted Subsidiary as an entirety or substantially as an entirety; (iii) Security Interests arising from conditional sales agreements or title retention agreements with respect to property acquired by Arvin or any Restricted Subsidiary; (iv) Security Interests securing indebtedness of a Restricted Subsidiary owing to Arvin or to another Restricted Subsidiary; (v) mechanics' and other statutory liens arising in the ordinary course of business (including construction of facilities) in respect of obligations that are not due or that are being contested in good faith; (vi) liens for taxes, assessments or governmental charges not yet due or for taxes, assessments or governmental charges that are being contested in good faith; (vii) Security Interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in case of judgment liens, execution thereon is stayed; (viii) certain landlords' liens on fixtures;
(ix) Security Interests to secure partial, progress, advance or other payments or indebtedness incurred for the purpose of financing construction on or improvement of property subject to such Security Interests; and (x) certain Security Interests in favor, or made at the request, of governmental bodies. Additionally, permitted Secured Debt includes (with certain limitations) any extension, renewal or refunding, in whole or in part, of any Secured Debt permitted at the time of the original incurrence thereof. In addition to the foregoing, Arvin and its Restricted Subsidiaries may incur Secured Debt, without equally and ratably securing the Senior Debt Securities, if the sum of (a) the amount of Secured Debt entered into after the date of the Senior Indenture and otherwise prohibited by the Senior Indenture plus (b) the aggregate value of Sale and Leaseback Transactions entered into after the date of the Senior Indenture and otherwise prohibited by the Senior Indenture does not exceed ten percent of Consolidated Net Tangible Assets.

    The Senior Indenture provides that so long as Debt Securities issued pursuant to such Indenture are outstanding Arvin will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless (a) Arvin or such Restricted Subsidiary would be entitled to incur Secured Debt permitted by the Indenture only by reason of the provision described in the last sentence of the preceding paragraph equal in amount to the net proceeds of the property sold or transferred or to be sold or transferred pursuant to such Sale and Leaseback Transaction and secured by a Security Interest on the property to be leased without equally and ratably securing the Notes or (b) Arvin or a Restricted Subsidiary shall apply within 180 days after the effective date of such Sale and Leaseback Transaction, an amount equal to such net proceeds (x) to the acquisition, construction, development or improvement of properties, facilities or equipment which are, or upon such acquisition, construction, development or improvement will be, a Principal Facility or Facilities or a part thereof or (y) to the redemption of Senior Debt Securities or (z) to the repayment of Senior Funded Debt of Arvin or of any Restricted Subsidiary (other than the Senior Funded Debt owed to any Restricted Subsidiary), or in part to such acquisition, construction, development or improvement and in part to such redemption and/or repayment. In lieu of applying an amount equal to such net proceeds to such redemption Arvin may, within 180 days after such sale or transfer, deliver to the Trustee Senior Debt Securities (other than Senior Debt Securities made the basis of a reduction in a mandatory sinking fund payment) for cancellation and thereby reduce the amount to be applied to the redemption of the Senior Debt Securities by an amount equivalent to the aggregate principal amount of the Senior Debt Securities so delivered.

    The Senior Indenture provides that so long as Debt Securities issued pursuant to such Indenture are outstanding, Arvin will not, and will not cause or permit any Restricted Subsidiary to, transfer any Principal Facility to any Unrestricted Subsidiary unless it shall apply within 180 days of the effective date of such transaction an amount equal to the fair value of such Principal Facility at the time of such transfer (i) to the acquisition, construction, development or improvement of properties, facilities or equipment which are, or upon such acquisition, construction, development or improvement will be, a Principal Facility or Facilities or a part thereof or (ii) to the redemption of the Senior Debt Securities or (iii) to the repayment of Senior Funded Debt of Arvin or any Restricted Subsidiary (other than Senior Funded Debt owed to any Restricted Subsidiary), or in part to such acquisition, construction, development or improvement and in part to such redemption and/or repayment. In lieu of applying all or any part of such amount to such redemption, Arvin may, within 180 days of such transfer, deliver to the Trustee Senior Debt Securities (other than Senior Debt Securities made the basis of a reduction in a mandatory sinking fund payment) for cancellation and thereby reduce the amount to be applied to the redemption of the Senior Debt Securities by an amount equivalent to the aggregate principal amount of the Senior Debt Securities so delivered.

CERTAIN DEFINITIONS

    The following terms are defined substantially as follows in Section 101 of the Senior Indenture and are used herein as so defined.

    "Consolidated Net Tangible Assets" means, in each case, with respect to Arvin (a) the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all liabilities and liability items, except for indebtedness payable by its terms more than one year from the date of incurrence thereof (or renewable or extendable at the option of the obligor for a period ending more than one year after such date of incurrence), capitalized rent, capital stock (including redeemable preferred stock) and surplus, surplus reserves and deferred income taxes and credits and other non-current liabilities, and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expenses incurred in the issuance of debt, and other like intangibles which, in each case, under generally accepted accounting principles in effect on July 3, 1990, the date of the Senior Indenture, would be included on a consolidated balance sheet of Arvin and its Restricted Subsidiaries, less (b) loans, advances, equity investments and guarantees (other than accounts receivable arising from the sale of merchandise in the ordinary course of business) at the time outstanding that were made or incurred by Arvin and its Restricted Subsidiaries to, in or for Unrestricted Subsidiaries or to, in or for corporations while they were Restricted Subsidiaries and which at the time of computation are Unrestricted Subsidiaries.

    "Principal Facility" means any manufacturing plant, warehouse, office building or parcel of real property (including fixtures but excluding leases and other contract rights which might otherwise be deemed real property) owned by Arvin, or any Restricted Subsidiary, whether owned on the date of the Senior Indenture or thereafter, provided each such plant, warehouse, office building or parcel of real property has a gross book value (without deduction for any depreciation reserves) at the date as of which the determination is being made of in excess of three percent of the Consolidated Net Tangible Assets, other than any such plant, warehouse, office building or parcel of real property or portion thereof which, in the opinion of the Board of Directors (evidenced by a Board Resolution), is not of material importance to the business conducted by Arvin and its Subsidiaries taken as a whole.

    "Restricted Subsidiary" means (a) any Subsidiary other than an Unrestricted Subsidiary and (b) any Subsidiary that was an Unrestricted Subsidiary but which, subsequent to the date of the applicable Indenture, is designated by Arvin (evidenced by a Board Resolution) to be a Restricted Subsidiary; provided, however, that Arvin may not designate any such Subsidiary to be a Restricted Subsidiary if Arvin would thereby breach any covenant or agreement contained in the Senior Indenture (on the assumption that any transaction to which such Subsidiary was a party at the time of such designation and which would have given rise to Secured Debt or constituted a Sale and Leaseback Transaction at the time it was entered into had such Subsidiary then been a Restricted Subsidiary was entered into at the time of such designation).

    "Sale and Leaseback Transaction" means any sale or transfer made by Arvin or one or more Restricted Subsidiaries (except a sale or transfer made to Arvin or one or more Restricted Subsidiaries) of any Principal Facility that (in the case of a Principal Facility which is a manufacturing plant, warehouse or office building) has been in operation, use or commercial production (exclusive of test and start-up periods) by Arvin or any Restricted Subsidiary for more than 180 days prior to such sale or transfer, or that (in the case of a Principal Facility that is a parcel of real property other than a manufacturing plant, warehouse or office building) has been owned by Arvin or any Restricted Subsidiary for more than 180 days prior to such sale or transfer, if such sale or transfer is made with the intention of leasing, or as part of an arrangement involving the lease of such Principal Facility to Arvin or a Restricted Subsidiary (except a lease for a period not exceeding 36 months made with the intention that the use of the leased Principal Facility by Arvin or such Restricted Subsidiary will be discontinued on or before the expiration of such period). Any Secured Debt permitted under the Senior Indenture will not be deemed to create or be defined to be a Sale and Leaseback Transaction.

    "Secured Debt" means any indebtedness for money borrowed by, or evidenced by a note or other similar instrument of, Arvin or a Restricted Subsidiary, and any other indebtedness of Arvin or a Restricted Subsidiary on which, by the terms of such indebtedness, interest is paid or payable, including obligations evidenced or secured by leases, installment sales agreements or other instruments in connection with private activity bonds which are qualified bonds under Section 141 of the Internal Revenue Code of 1986 (other than indebtedness owed by a Restricted Subsidiary to Arvin, by a Restricted Subsidiary to another Restricted Subsidiary or by Arvin to a Restricted Subsidiary), which in any such case is secured by (a) a Security Interest in any Principal Facility, or (b) a Security Interest in any shares of stock owned directly or indirectly by Arvin in a Restricted Subsidiary or in indebtedness for money borrowed by a Restricted Subsidiary from Arvin or another Restricted Subsidiary. The securing in the foregoing manner of any previously unsecured debt shall be deemed to be the creation of Secured Debt at the time such security is given. The amount of Secured Debt at any time outstanding shall be the aggregate amount then owing thereon by Arvin and its Restricted Subsidiaries.

    "Senior Funded Debt" means any obligation of Arvin or any Restricted Subsidiary which constituted funded debt as of the date of its creation and that, in the case of such funded debt of Arvin, is not subordinate and junior in right of payment to the prior payment of the Senior Debt Securities. As used herein "funded debt" shall mean any obligation payable by its terms more than one year from the date of incurrence thereof (or renewable or extendable at the option of the obligor for a period ending more than one year after such date of incurrence), which under generally accepted accounting principles should be shown on the balance sheet as a liability.

    "Subsidiary" means any corporation of which at the time of determination Arvin and/or one or more Subsidiaries owns or controls directly or indirectly more than 50 percent of the shares of Voting Stock.

    "Unrestricted Subsidiary" means (a) any Subsidiary acquired or organized after the date of the Senior Indenture, provided, however, that such Subsidiary is not a successor, directly or indirectly, to, and does not directly or indirectly own any equity interest in, any Restricted Subsidiary, (b) any Subsidiary the principal business and assets of which are located outside the United States of America (including its territories and possessions) or Canada or both, (c) any Subsidiary the principal business of which consists of financing the acquisition or disposition of machinery, equipment, inventory, accounts receivable and other real, personal and intangible property by Persons including Arvin or a Subsidiary, (d) any Subsidiary the principal business of which is owning, leasing, dealing in or developing real property for residential or office building purposes, and (e) any Subsidiary substantially all the assets of which consist of stock or other securities of an Unrestricted Subsidiary or Unrestricted Subsidiaries of the character described in clauses (a) through (d) of this paragraph, unless and until, in each of the cases specified in this paragraph, any such designation shall have been designated to be a Restricted Subsidiary pursuant to clause (b) of the definition of "Restricted Subsidiary."

          PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

    Subordinated Debt Securities will be issued under the Subordinated Indenture and will rank pari passu with certain other subordinated debt of the Company that may be outstanding from time to time and will rank junior to all Senior Indebtedness of the Company (including any Senior Debt Securities) that may be outstanding from time to time. The particular terms of the Subordinated Debt Securities offered by any Prospectus Supplement, including the terms of subordination and the definition of Senior Indebtedness, may be modified from those set forth in the following general provisions, as and to the extent described in the Prospectus Supplement.

SUBORDINATION

    The payment of the principal of (and premium, if any) and interest on the Subordinated Debt Securities is expressly subordinated, to the extent and in the manner set forth in the Subordinated Indenture (with any changes therein effected by the terms of the particular Subordinated Debt Securities indicated in the Prospectus Supplement), in right of payment to the prior payment in full of all Senior Indebtedness of the Company.

    In the event of any dissolution or winding up, or total or partial liquidation or reorganization of the Company, whether in bankruptcy, reorganization, insolvency, receivership or similar proceeding, the holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the Holders of the Subordinated Debt Securities are entitled to receive any payment on the Subordinated Debt Securities, including principal (or premium, if any) or interest.

    Unless otherwise indicated in the Prospectus Supplement, no payment in respect of the Subordinated Debt Securities shall be made if, at the time of such payment, there exists a default in payment (beyond any applicable grace period) on all or any portion of any Senior Indebtedness, and such default shall not have been cured or waived in writing or the benefits of such subordination in the Subordinated Indenture shall not have been waived in writing by or on behalf of the holders of such Senior Indebtedness.

    If, notwithstanding the foregoing, the Trustee or the Holder of any of the Subordinated Debt Securities receives any payment or distribution of any kind before all Senior Indebtedness is paid in full or payment thereof provided for, such payment or distribution shall be applied to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

    The term "Senior Indebtedness" is defined in the Subordinated Indenture as Indebtedness (which includes any Senior Debt Securities), either outstanding as of the date of the Subordinated Indenture or subsequently issued, that by its terms is not subordinated in right of payment to any unsecured Indebtedness of the Company or is pari passu with subordinated Indebtedness of the Company.

    The term "Indebtedness," as applied to any Person, is defined in the Subordinated Indenture as all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by such Person for the repayment of money borrowed, and obligations, computed in accordance with generally accepted accounting principles, as lessee under leases that should be, in accordance with generally accepted accounting principles, treated as capital leases. All Indebtedness secured by a lien upon property owned by Arvin or any Subsidiary and upon which Indebtedness such Person customarily pays interest, although such Person has not assumed or become liable for the payment of such Indebtedness, shall be deemed to be Indebtedness of such Person. All Indebtedness of others guaranteed as to payment of principal by such Person or in effect guaranteed by such Person through a contingent agreement to purchase such Indebtedness shall also be deemed to be indebtedness of such Person.

    If Subordinated Debt Securities are issued under the Subordinated Indenture, the aggregate principal amount of Senior Indebtedness outstanding as of a recent date will be set forth in the related Prospectus Supplement. The Subordinated Indenture does not restrict the amount of Senior Indebtedness that Arvin may incur.

CONVERSION

    The terms on which Subordinated Debt Securities of any series are convertible into Common Shares or other securities of the Company will be set forth in the Prospectus Supplement relating thereto. Except as otherwise indicated in the Prospectus Supplement, any right to convert Subordinated Debt Securities called for redemption will terminate at the close of business on the redemption date. In the case of Subordinated Debt Securities convertible into Common Shares, the initial conversion price will be subject to appropriate adjustment in certain events, including: (i) a dividend or distribution on the Common Shares in Common Shares; (ii) a subdivision or combination of the Common Shares; (iii) an issuance to all holders of Common Shares of certain rights (other than the Rights, as defined below under "--Preferred Share Purchase Rights") or warrants entitling them (for a period expiring within 45 days after the relevant record date) to subscribe for or purchase Common Shares at less than the current market price; and (iv) a distribution on the Common Shares of evidences of indebtedness of the Company or assets (other than cash dividends or distributions from retained earnings) or rights (other than Rights) or warrants to subscribe for or purchase any of its securities (other than those referred to above).

    In addition, except as otherwise indicated in the Prospectus Supplement, in any of the following events: (i) the reclassification or change of outstanding Common Shares (other than certain changes in par value, or as a result of a subdivision or combination); (ii) any consolidation, merger or combination of the Company as a result of which holders of Common Shares shall be entitled to receive stock, securities or other assets with respect to or in exchange for such Common Shares; or (iii) any sale or conveyance of the assets of the Company as, or substantially as, an entirety to any other entity as a result of which holders of Common Shares shall be entitled to receive stock, securities or other assets with respect to or in exchange for such Common Shares; then, in any such event, the Holders of Subordinated Debt Securities that are convertible into Common Shares shall have the right to convert such Subordinated Debt Securities into the kind and amount of shares of stock and other securities or assets receivable upon such event by a holder of the number of Common Shares issuable upon conversion of such Subordinated Debt Securities immediately prior to such event.

    No adjustment of the conversion price will be required to be made in any case until cumulative adjustments amount to at least one percent of the current conversion price. The Company reserves the right to make such reductions in the conversion price, in addition to those required in the foregoing provisions, as the Company in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by the Company to its shareholders will not be taxable. Each Common Share issued upon conversion will, in certain circumstances and subject to certain terms and conditions set forth in the Rights Agreement, include the associated Rights. See "--Preferred Share Purchase Rights." Fractional Common Shares will not be issued upon conversion of Subordinated Debt Securities that are convertible into Common Shares, but, in lieu thereof, the Company will pay a cash adjustment based upon the market price of the Common Shares.

    Except as otherwise indicated in the Prospectus Supplement, Subordinated Debt Securities surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (except the Securities of any series called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest thereon which the registered Holder is to receive. In the case of any Subordinated Debt Security which has been converted after any Regular Record Date but on or before the next Interest Payment Date (except Securities of any series whose Maturity is prior to such Interest Payment Date), interest whose Stated Maturity is on such Interest Payment Date will be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Security on such Regular Record Date. Except as described above, no interest on converted Securities will be payable by the Company on any Interest Payment Date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion.

    The conversion price for any Subordinated Debt Securities that are convertible into securities of the Company other than Common Shares will be subject to such adjustment as may be set forth in the related Prospectus Supplement.

                         DESCRIPTION OF CAPITAL SHARES

GENERAL

    Under the Company's Restated Articles of Incorporation (the "Articles of Incorporation"), the Company is authorized to issue 50,000,000 Common Shares, par value $2.50 per share, 25,816,701 of which were issued and outstanding as of February 1, 1999, and 8,978,058 preferred shares, without par value (the "Preferred Shares"), none of which were outstanding as of February 1, 1999, which may be issued at any time by the Board of Directors in such series with such terms as it may fix in resolutions providing for the issuance thereof. The number of authorized Preferred Shares includes 500,000 authorized Series C Junior Participating Preferred Shares (the "Series C Preferred Shares") issuable under the Rights Agreement (as described below), none of which were outstanding as of February 1, 1999. The number of authorized Series C Preferred Shares may be increased from time to time by resolution of the Board of Directors. See "--Preferred Share Purchase Rights." The Company may issue the remainder of the Preferred Shares in one or more series.

COMMON SHARES

    Subject to the prior dividend rights of the Preferred Shares, holders of the Common Shares are entitled to receive dividends and other distributions, when and as declared by the Board of Directors of the Company. Certain of the long-term debt obligations of the Company contain covenants that may indirectly restrict the payment of dividends on shares of its capital stock, although none materially limits the Company's ability to pay dividends at the date of this Prospectus. Any such material limitations will be described in a Prospectus Supplement relating to Common Shares.

    Holders of Common Shares are entitled to one vote for each share held, and except as required by the Indiana Business Corporation Law (the "IBCL") or as may be otherwise specifically provided in an amendment to the Articles of Incorporation, vote together with any Preferred Shares having general voting rights as a single class.

    After creditors and the prior rights of any Preferred Shares have been satisfied upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of the Common Shares are entitled to share ratably in the remaining assets of the Company.

    The Common Shares have no conversion privileges or preemptive rights and, except as described below, are not subject to redemption at the option of the Company. The Articles of Incorporation, the IBCL and, from time-to-time, various loan agreements to which the Company is or may become a party may restrict the Company's ability to redeem or repurchase its own shares in other situations.

    The Common Shares are listed on the New York Stock Exchange and the Chicago Stock Exchange. The transfer agent and registrar of the Common Shares is Harris Trust and Savings Bank, Chicago, Illinois.

PROVISIONS WITH POSSIBLE ANTI-TAKEOVER EFFECTS

    The Company's By-Laws currently provide for the classification of the Board of Directors into three classes. The Articles of Incorporation limit the number of directors that may be elected to not less than 12 or more than 17 (exclusive of such number of Directors as may be elected by any class of shares of the Company other than the Common Shares on account of specified dividend arrearages in accordance with the Articles of Incorporation), permit removal of directors only for cause and only by the affirmative vote of two- thirds of the outstanding voting shares, establish the power to make, alter, amend or repeal the By-Laws exclusively in the Board of Directors and require that any merger, dissolution or other significant restructuring of the Company be approved by 80% of the directors or by 80% of the shares outstanding and entitled to vote thereon (which shareholder vote is also required to amend these provisions). The By-Laws also provide that amendments thereof require an affirmative vote of two-thirds of the directors then in office. The Articles of Incorporation provide that the By-Laws may contain provisions requiring the disclosure to the Company of the names of beneficial owners of Common Shares and imposing sanctions in the event of nondisclosure (such as prohibiting voting by, withholding dividends to, and redeeming the Common Shares held by, the non-disclosing record holder). The Company's By-Laws do not currently contain such provisions.

    In addition, the Articles of Incorporation provide that if any person who is the beneficial owner of more than 50% of the Company's outstanding Common Shares acquires any additional shares pursuant to a tender offer or if any person or entity becomes the beneficial owner of more than 50% of the Company's outstanding Common Shares in a tender offer for such shares, not approved by a majority of the Board of Directors who are unaffiliated with the person or entity making the tender offer, then all holders of Common Shares (and holders of rights, options, warrants and securities then exercisable or convertible into Common Shares), other than the acquiring person, are entitled for a limited period to have the Company repurchase any or all of their shares at the "repurchase price." The "repurchase price" is the greater of (a) the highest per share price paid by the person or entity making the tender offer within the prior eighteen months (plus aggregate earnings per Common Share for the preceding four quarters less cash dividends paid on Common Shares during those four quarters), or (b) the shareholder equity per Common Share. These provisions of the Articles of Incorporation can be amended by only an 80% shareholder vote, subject to certain other limitations. The Company's obligation to repurchase shares is limited by the IBCL and could be limited by the terms and provisions of outstanding Preferred Shares or loan or other agreements to which the Company might be a party. See also "--Preferred Share Purchase Rights."

    Chapter 42 of the IBCL eliminates the voting rights of certain shares ("control shares") held by persons ("acquiring persons") who acquire shares giving them one-fifth, one-third or a majority of the voting power of certain corporations, including the Company. Control shares acquired in a control share acquisition retain the same voting rights as were accorded the shares before the control share acquisition only to the extent granted by resolutions approved by the disinterested shareholders. If shareholders approve the voting rights of control shares and a shareholder has acquired control shares with a majority or more of the voting power, all shareholders of the corporation are entitled to exercise statutory dissenters' rights and to demand the value of their shares in cash from the corporation. If voting rights are not accorded to the control shares, the corporation has the right to redeem them. In addition, if authorized in a corporation's articles of incorporation or by-laws, the corporation may for a period of time redeem the shares that caused a person to become an acquiring person at their fair value unless the acquiring person provides certain information to the corporation. The Company's By-Laws authorize such a redemption. The provisions of Chapter 42 do not apply to acquisitions of voting power pursuant to a merger or share exchange agreement to which the corporation is a party.

    Chapter 43 of the IBCL imposes certain restrictions on the ability of an "interested shareholder," which includes a beneficial owner of at least 10% of the outstanding voting shares, of a "resident domestic corporation" (such as the Company) to engage in a "business combination," as defined in the statute, with the resident domestic corporation unless certain requirements are met (including a waiting period of five years after the shareholder becomes an interested shareholder unless the corporation's board of directors approved the acquisition of 10% or more of the voting shares or the business combination, prior to the share acquisition date). Following the five-year period, a business combination may be effected with an interested shareholder only if (a) the business combination is approved by the corporation's shareholders, excluding the interested shareholder and any of its affiliates or associates, or (b) the consideration to be received by shareholders in the business combination meets certain fairness criteria set forth in Chapter 43. Chapter 43 broadly defines the term "business combination" to include mergers, sales or leases of assets, transfers of shares of the corporation, proposals for liquidation and the receipt by an interested shareholder of any financial assistance or tax advantage from the corporation, except proportionately as a shareholder of the corporation.

    The overall effect of the above provisions may be to discourage, or render more difficult, a merger, tender offer, proxy contest, the assumption of control of the Company by a holder of a large block of the Company's shares or other person, or the removal of incumbent management, even if such actions may be beneficial to the Company's shareholders generally.

PREFERRED SHARE PURCHASE RIGHTS

    Each outstanding Common Share includes one Right (individually a "Right" and collectively the "Rights") to purchase one one-hundredth of a Series C Preferred Share, which series currently consists of 500,000 Preferred Shares, all of which have been reserved for issuance upon exercise of the Rights. The terms and conditions of the Rights are governed by a Rights Agreement dated as of May 29, 1986, as amended by amendments dated as of February 23, 1989, November 10, 1994 and May 10, 1996 (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank. The description of the Rights contained herein is qualified in its entirety by reference to the Rights Agreement which is filed as part of the Company's Current Report on Form 8-K dated June 16, 1986 and the amendments thereto which are filed with the Company's Current Reports on Form 8-K dated February 23, 1989 and May 10, 1996 and with its Quarterly Report on Form 10-Q for the quarter ended October 2, 1994.

    Currently, the Rights are not exercisable, certificates representing Rights have not been issued and the Rights automatically trade with the Common Shares. However, ten days after a person or group either acquires beneficial ownership of 20% or more of the outstanding Common Shares (such person or group being called an "Acquiring Person") or makes an offer to acquire 20% or more of the outstanding Common Shares, the Rights become exercisable, certificates representing the Rights will be issued as soon as practicable thereafter and the Rights will begin to trade independently from the Common Shares. At no time will the Rights have any voting power. When the Rights become exercisable, a holder thereof will become entitled to buy one one-hundredth of a newly-issued Series C Preferred Share for each Right at an exercise price of $90, subject to certain anti-dilution adjustments. Each Series C Preferred Share will be entitled to one vote per share, voting together with the Common Shares and to certain other voting rights. See "Preferred Shares." Holders of Series C Preferred Shares also have special rights to participate in the election of two additional directors in the event of certain dividend arrearages. Each Series C Preferred Share, if and when issued upon the exercise of a Right, will be entitled to a minimum preferential quarterly dividend at the rate of $25 per share, but subject to certain adjustments will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share in the preceding quarter. The holders of the Series C Preferred Shares will receive a preferred liquidation payment of $100 per share, but will be entitled to receive an aggregate liquidation payment equal to 100 times the payment made per Common Share.

    In the event that any person or group becomes an Acquiring Person or in the event a transaction occurs that increases the Acquiring Person's proportionate ownership of the Common Shares, each Right (other than those held by an Acquiring Person) will become exercisable, at the current exercise price of the Right, for that number of Common Shares having, at the time of such event, a market value of two times the exercise price of the Right. Furthermore, if following the acquisition by a person or group of 20% or more of the outstanding Common Shares, the Company is involved in a merger or other business combination transaction or the Company sells or transfers assets or earnings power aggregating more than 50% of the assets or earning power of the Company, each Right will become exercisable, at the current exercise price of the Right, for that number of shares of common stock of the acquiring company having, at the time of such event, a market value of two times the exercise price of each Right.

    The Rights are subject to redemption by the Board of Directors for $.10 per Right (subject to adjustment) until a person or group becomes an Acquiring Person. Any redemption is effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion establishes. The Rights expire on June 13, 2006, unless earlier redeemed.

    The purchase price payable, and the number of Series C Preferred Shares or other securities or property issuable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution under certain circumstances.

    So long as the Rights are attached to the Common Shares, the Company will issue one Right with each new Common Share so that all Common Shares issued will have attached Rights. The Company will also issue one Right with each new Common Share (a) issuable upon conversion of any convertible security issued prior to such time, if any, that the Rights are no longer attached to the Common Shares and (b) issued upon exercise of options to purchase the Common Shares granted by the Company prior to such time, if any, that the Rights are no longer attached to the Common Shares.

    The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person who attempts to acquire the Company without conditioning his offer on a substantial number of the Rights being acquired. The Rights will also adversely affect a person who desires to obtain control of the Company. The Rights will not affect a transaction approved by the Board of Directors of the Company prior to the existence of an Acquiring Person because the Rights can be redeemed.

PREFERRED SHARES

    The following description of Preferred Shares sets forth certain general terms and provisions of any series of Preferred Shares to which any Prospectus Supplement may relate. The specific terms of a particular series of Preferred Shares will be described in the Prospectus Supplement relating to such series of Preferred Shares. If so indicated in the related Prospectus Supplement, the terms of any such series of Preferred Shares may differ from the terms set forth below. The description of Preferred Shares set forth below and the description of a particular series of Preferred Shares set forth in the Prospectus Supplement relating thereto do not purport to be complete and are qualified in their entirety by reference to the Articles of Incorporation, and any amendments thereto relating to such series of Preferred Shares, which are filed or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

    Under the Articles of Incorporation the Board of Directors of the Company is authorized to issue Preferred Shares in one or more series and with rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, that may be fixed or designated by the Board of Directors without any further vote or action by the Company's stockholders.

    The specific terms of a particular series of Preferred Shares offered hereby will be described in the applicable Prospectus Supplement, which will specify the terms of the Preferred Shares as follows:

        (a) the maximum number of shares to constitute the series and the distinctive designations thereof;

        (b) the annual dividend rate, if any, on shares of the series and the date or dates from which dividends shall commence to accrue or accumulate, and whether the dividends shall be cumulative, and the dividend preference, if any, applicable to the shares of the series;

        (c) the price and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed, and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

        (d) the liquidation preference, if any, applicable to the shares of the series;

        (e) whether the shares of the series will be subject to the operation of a retirement or sinking fund, and if so, the extent and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relative to the operations of such retirement or sinking fund;

        (f) the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Company or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, provided that shares of such series may not be convertible into shares of a series or class that has prior or superior rights and preferences as to dividends or distribution of assets of the Company upon voluntary or involuntary dissolution or winding up of the affairs of the Company;

        (g) the voting rights, if any, of the shares of the series;

        (h) whether fractional interest in shares of the series will be offered in the form of Depositary Shares as described below under "Description of Depositary Shares;" and

        (i) any or all other preferences and relative, participating, optional, or other special rights, or qualifications, limitations or restrictions thereof.

Any Prospectus Supplement that specifies the terms of Preferred Shares will also describe any restriction on the repurchase or redemption of shares by the Company while there is any arrearage in the payment of dividends or, if applicable, sinking fund installments, or, if there is no such restriction, will so state.

    In addition to such voting rights as may be provided for in any series of Preferred Shares established by the Board of Directors of the Company, under the Articles of Incorporation, the holders of at least two-thirds of the total number of outstanding Preferred Shares, voting together as a single class, must approve any amendment to the Articles of Incorporation which would authorize any class of shares, or of securities convertible into shares, which would rank prior to the then outstanding Preferred Shares as to payment of dividends, or as to distribution of assets upon liquidation, dissolution or winding up of the Company or any amendment to the Articles of Incorporation which would change the designation, rights or preferences of such outstanding Preferred Shares so as to affect them adversely. If any such change would adversely affect any particular series of then outstanding Preferred Shares, no change may be made without, in addition, the approval of the holders of at least two-thirds of the then outstanding shares of the particular series that would be so affected, voting separately as a series. The Articles of Incorporation also provide that additional Preferred Shares may not be authorized and that a class of shares that would rank on parity with outstanding Preferred Shares as to assets or dividends may not be authorized without the consent of the holders of at least a majority of the total number of outstanding Preferred Shares, voting separately as a class, without regard to series.

    The holders of Preferred Shares also have the right, voting separately as a class or series, to cast one vote per share upon each question or matter in respect of which, under the IBCL, such holders are entitled to vote by class or series.

    In addition to any series of Preferred Shares that may be described in the applicable Prospectus Supplement, the Articles of Incorporation authorize 500,000 preferred shares designated Series C Preferred Shares to be issued upon exercise of the Rights in accordance with the Rights Agreement. See "Preferred Share Purchase Rights" for a description of the Rights and the rights and preferences of the Series C Preferred Shares.

                        DESCRIPTION OF DEPOSITARY SHARES

    The descriptions set forth below and in any Prospectus Supplement of certain provisions of any Deposit Agreement, Depositary Shares and Depositary Receipts (each as defined below) do not purport to be complete and are subject to and qualified in their entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of Preferred Shares, which are filed or incorporated by reference as exhibits to the Registration Statement.

GENERAL

    The Company may, at its option, elect to offer fractional interests in Preferred Shares, rather than whole Preferred Shares. In that event, the Company expects to provide for the issuance by a Depositary of receipts for depositary shares ("Depositary Shares"), each of which will represent a fractional interest in Preferred Shares of a particular series, as set forth in the Prospectus Supplement relating to the Depositary Shares and the particular series of Preferred Shares.

    The shares of any series of Preferred Shares underlying the Depositary Shares will be deposited under a separate Deposit Agreement (a "Deposit Agreement") between the Company, a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (a "Depositary") and the holders of the Depositary Shares. The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each holder of Depositary Shares will be entitled, in proportion to the applicable fractional interest in the Preferred Shares underlying such Depositary Shares, to the rights and preferences of the underlying Preferred Shares (including any dividend, voting, redemption, conversion, exchange and liquidation rights).

    The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (the "Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of Preferred Shares in accordance with the terms of the offering described in the related Prospectus Supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

    Whenever the Depositary receives any cash dividend or other cash distribution on the Preferred Shares, except cash received upon redemption of any Preferred Shares, the Depositary will distribute all such cash dividends or other cash distributions received to the record holders of Depositary Receipts relating to such Preferred Shares in proportion, as nearly as practicable, to the respective numbers of such Depositary Shares evidenced by such Depositary Receipts, but without attributing to any holder of Depositary Shares a fraction of one cent. Any balance not so distributed shall be held by the Depositary (without liability for interest thereon) and treated as a part of the next sum received by the Depositary for distribution to record holders of the Depositary Receipts.

    In the event of a distribution on the Preferred Shares other than in cash, the Depositary will distribute to the record holders of Depositary Receipts entitled thereto such amounts of the property so received in proportion, as nearly as practicable, to the respective numbers of Depositary Shares evidenced by such receipts. If the Depositary determines, after consultation with the Company, that such distribution cannot be made proportionately among such holders or is otherwise not feasible, the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds to such holders.

    The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Shares shall be made available to the holders of Depositary Receipts.

REDEMPTION OF DEPOSITARY SHARES

    If a series of the Preferred Shares underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary from the redemption, in whole or in part, of such Preferred Shares held by the Depositary. The Depositary shall mail notice of redemption not less than 30 nor more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Receipts to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share being redeemed will be equal to the applicable fraction of the redemption price per share payable with respect to such of the Preferred Shares as are redeemed. Whenever the Company redeems Preferred Shares held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to the Preferred Shares so redeemed. If less than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Company.

    After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights (except the right to receive the redemption price) of the holders of the Depositary Shares will cease and terminate.

VOTING THE PREFERRED SHARES

    Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts relating to such Preferred Shares. Upon the written request of a holder of a Depositary Receipt on such record date, the Depositary shall, to the extent practicable, vote or cause to be voted the amount of Preferred Shares represented by such holder's Depositary Shares in accordance with the instructions set forth in such request. In the absence of specific instructions from the holder of a Depositary Receipt, the Depositary will abstain from voting to the extent of Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipt.

AMENDMENT AND TERMINATION OF DEPOSITARY AGREEMENT

    The form of Depositary Receipt and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which (i) materially and adversely alters the rights of the existing holders of Depositary Shares or (ii) would be materially and adversely inconsistent with the rights granted to the holders of Preferred Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding.

    A Deposit Agreement may be terminated by the Company on not less than 30 days' notice to the Depositary, in which case, upon surrender of Depositary Receipts, the Depositary will distribute to the holders thereof the whole number of Preferred Shares represented thereby. The Deposit Agreement will terminate automatically if (i) all outstanding Depositary Shares relating thereto have been redeemed or converted, (ii) if applicable, each underlying Preferred Share has been converted into or exchanged for Common Shares or other securities or
(iii) there has been a final distribution in respect of the underlying Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution has been made to the holders of the related Depositary Shares.

CHANGES OF DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Shares and any redemption of the Preferred Shares. Holders of Depositary Shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

    The Depositary may resign at any time by notice to the Company, and the Company may remove the Depositary at any time, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after the notice of resignation or removal and must be a bank or trust company having it principal office in the United States and having a combined capital and surplus of at least $50,000,000. If a successor Depositary is not appointed within 60 days, the resigning or removed Depositary may petition a court to appoint a successor Depositary.

MISCELLANEOUS

    The Depositary will forward to the holders of Depositary Receipts all reports and notices from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Shares.

    Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Shares unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons believed to be competent and on documents believed to be genuine.

                            DESCRIPTION OF WARRANTS

    The Company may issue Warrants, including Warrants to purchase Debt Securities ("Debt Warrants") and Warrants to purchase Common Shares, Preferred Shares or Depositary Shares ("Equity Warrants"). Warrants may be issued independently of or together with any other Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate Warrant Agreement (each a "Warrant Agreement") to be entered into between the Company and a Warrant Agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

DEBT WARRANTS

    The applicable Prospectus Supplement will describe the terms of any Debt Warrants, including the following:

        (i) the title and aggregate number of such Debt Warrants;

        (ii) the offering price of such Debt Warrants, if any;

        (iii) whether such Debt Warrants are to be issued with any Debt Securities and, if so, the title, aggregate principal amount and terms of any such Debt Securities; the number of Debt Warrants to be issued with each $1,000 principal amount of such Debt Securities (or such other principal amount as is provided by the Company); and the date, if any, on and after which such Debt Warrants and such Debt Securities will be separately transferable;

        (iv) the title, aggregate principal amount, ranking and terms (including any subordination and conversion provisions) of the underlying Debt Securities that may be purchased upon exercise of such Debt Warrants;

        (v) the time or times at which, or period or periods during which, such Debt Warrants may be exercised, the minimum or maximum amount of Debt Warrants which may be exercised at any one time and the final date on which such Debt Warrants may be exercised;

        (vi) the principal amount of Underlying Debt Securities that may be purchased upon exercise of each Debt Warrant and the price, or the manner of determining the price, at which such principal amount may be purchased upon such exercise;

       (vii) the terms of any right to redeem or call such Debt Warrants; and

      (viii) information with respect to book-entry procedures, if any;

        (ix) the currency or currency units in which the offering price, if any, and the exercise price are payable;

        (x) if applicable, a discussion of certain United States federal income tax considerations;

        (xi) any other terms of such Debt Warrants not inconsistent with the provisions of the Debt Warrant Agreement.

EQUITY WARRANTS

    The applicable Prospectus Supplement will describe the terms of any Equity Warrants, including the following:

        (i) the title and aggregate number of such Equity Warrants;

        (ii) the offering price of such Equity Warrants, if any;

       (iii) the designation and terms of any Preferred Shares that are purchasable on exercise of such Equity Warrants or that underlie Depositary Shares purchasable on such exercise;

        (iv) if applicable, the designation and terms of the Securities with which such Equity Warrants are issued and the number of such Equity Warrants issued with each such Security;

        (v) if applicable, the date from and after which such Equity Warrants and any Securities issued therewith will be separately transferrable;

        (vi) the number of Common Shares, Preferred Shares or Depositary Shares purchasable upon exercise of an Equity Warrant and the price at which such shares may be purchased upon exercise;

       (vii) the time or times at which, or period or periods during which, such Equity Warrants may be exercised and the final date on which such Equity Warrants may be exercised, and the terms of any right of the Company to accelerate such final date upon the occurrence of certain events;

      (viii) if applicable, the minimum or maximum amount of such Equity Warrants which may be exercised at any one time;

        (ix) the currency or currency units in which the offering price, if, any, and the exercise price are payable;

        (x) any applicable antidilution provisions of such Equity Warrants;

        (xi) if applicable, a discussion of certain United States federal income tax considerations;

       (xii) the redemption or call provisions, if any, applicable to such Equity Warrants; and

      (xiii) any additional terms of such Equity Warrants, not inconsistent with the provisions of the Equity Warrant Agreement.

                              PLAN OF DISTRIBUTION

    Arvin may sell the Securities: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to the Securities will set forth the terms of the offering, the purchase price of the Securities and the proceeds to the Company from such sale, any underwriters, dealers or agents, any delayed delivery arrangements, any fees, underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Securities to be named in the Prospectus Supplement relating to such offering or, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Securities offered by the Prospectus Supplement if any are purchased.

    If dealers are utilized in the sale of Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealers as principals. The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

    The Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by Arvin to such agent will be set forth in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    The Securities may be sold directly by the Company to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

    If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

    Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

    Other than the Common Shares, which will be approved for listing upon notice of issuance on the New York Stock Exchange and the Chicago Stock Exchange, the Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Securities.

                                 LEGAL OPINIONS

    The validity of the Securities offered hereby will be passed upon for the Company by Schiff Hardin & Waite, Chicago, Illinois. The opinions with respect to the Securities may be conditioned upon, and subject to certain assumptions regarding, future action to be taken by the Company and the applicable Trustee, depositary or Warrant Agent in connection with the issuance and sale of particular Securities, the specific terms of Securities and other matters that may affect the validity of Securities but that cannot be ascertained on the date of such opinions.

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended January 3, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  $150,000,000

                                     [LOGO]

                             ARVIN INDUSTRIES, INC.

                             7 1/8% NOTES DUE 2009

                              -------------------

                             PROSPECTUS SUPPLEMENT

                                 March 9, 1999

                             ---------------------

                                LEHMAN BROTHERS

                           MORGAN STANLEY DEAN WITTER

                            PAINEWEBBER INCORPORATED

                              SALOMON SMITH BARNEY

                            WARBURG DILLON READ LLC

                      FIRST CHICAGO CAPITAL MARKETS, INC.
                      A BANK ONE COMPANY